Exhibit 99
NEWS RELEASE

CONTACT:	Darren Pai, 808.543.7753	FOR IMMEDIATE RELEASE
darren.pai@hawaiianelectric.com
Public Utilities Commission approves
new rooftop solar programs

HONOLULU, Oct. 13, 2015 - The Hawai‘i Public Utilities Commission has approved two new rooftop PV programs that will allow customers of the Hawaiian Electric Companies to take advantage of new energy storage technology and help ensure safe, reliable service and fair treatment for all customers. The decision is the result of the first phase of the PUC’s effort to develop long-term technical and policy solutions that will support the continued growth of rooftop PV in Hawai‘i.

“We appreciate the PUC’s thorough review of the complex issues that need to be balanced,” said Jim Alberts, Hawaiian Electric senior vice president of customer service. “We see solar power as an important part of the diverse set of renewable energy solutions needed to help lower customer bills and meet Hawai‘i’s goal of a 100 percent renewable portfolio standard by 2045.”

Hawaiian Electric, Maui Electric, and Hawai‘i Electric Light Company will offer programs for customers installing both traditional rooftop PV systems and systems with emerging energy-storage technologies. These programs are:

•
Grid Supply, which provides rooftop PV customers on Oahu and Hawaii island with credits on their electric bills for excess electricity sent to the grid at a fixed rate of approximately 15 cents per kilowatt-hour. Customers on Maui would be credited at approximately 17 cents per kilowatt-hour, Molokai at approximately 24 cents per kilowatt-hour, and Lanai at approximately 28 cents per kilowatt-hour.

•
Self Supply, which is designed for customers with rooftop PV systems and energy storage, such as batteries. It provides for an expedited review and approval of applications in areas with high levels of PV.

In addition, to help cover the fixed costs of providing service to PV customers who remain connected to the grid for continued service even when their PV systems are not producing energy, new residential PV system owners will pay a minimum monthly bill of $25.

The PUC also directed that these new options will replace the NEM program. Customers with a current NEM agreement and those with valid pending applications submitted prior to Oct. 13, 2015 will continue under the NEM program.

Current NEM customers who want to install more PV panels or otherwise modify their current systems will be required to transition to either the new Grid Supply or Self Supply programs.
In addition, the PUC also agreed to allow the Hawaiian Electric Companies to submit a revised time-of-use rate proposal to further expand options for our customers.

Public Utilities Commission approves new rooftop PV programs

Oct.13, 2015

The PUC stated that these programs are intended to serve as transitional programs while it continues to develop long-term solutions. In its order, the PUC said:

“It is abundantly clear that distributed energy resources can provide benefits to Hawai‘i. It is also clear, for both technical and economic reasons, that the policies established more than a decade ago must be adapted to address the reality of distributed energy resources as they exist today - and as they are likely to develop in the near future. The challenge facing the State now is ensuring that DER continues to scale in a way that it benefits all customers as each utility advances towards 100% renewable energy.”

The new Grid Supply and Self Supply programs are expected to be available to customers by Oct. 21.

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